SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                              --------------------

                                    FORM 8-K

                              ---------------------

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 30, 1996

                             THE MORGAN GROUP, INC.
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                 (State or other jurisdiction of incorporation)


                  1-13586                                22-2902315
         (Commission File Number)            (IRS Employer Identification No.)

          2746 Old U.S. 20 West
            Elkhart, Indiana                             46514-1168
(Address of principal executive offices)                (Zip Code)

                                 (219) 295-2200
                Registrant's telephone number, including zip code

Item 2.  Acquisition of Assets

         On December 30, 1996, The Morgan Group, Inc. ("Morgan") acquired the operating assets of Transit Homes of America, Inc. ("Transit") of Boise, Idaho. Morgan will account for the acquisition as a purchase. Transit, with recent nine month revenue and pretax earnings in excess of $27 million and $300,000, respectively, and more than 400 independent contractor drivers, serves, as does Morgan, a number of leading producers in the manufactured housing industry, including Fleetwood Enterprises, Champion Enterprises, Redman Homes, Palm Harbor, Schult Homes, and Cavalier Homes.

         The purchase price for the Transit assets of approximately $4.3 million consists of approximately $1.6 million paid at closing, a five year seller financed note (bearing interest at 6.31%) of approximately $1.2 million, assumed obligations related to the assets purchased of approximately $400,000, and approximately $1.1 million associated with acquisition related payables, costs of closing duplicative facilities, and below market contracts. The closing payment of $1.6 million was funded internally with borrowing under the Company's credit line. In addition, $1.1 million of incentive payments (See Note #5) can be earned by the seller based upon the profitability of Morgan's manufactured housing business. For the nine months ended September 30, 1996, and calendar year ended December 31, 1995, Transit had nine month sales of $27 million in 1996, and annual sales of $40 million, in 1995, respectively. Pretax income for the nine months ended September 30, 1996, amounted to $307,000, and pretax loss for the year ended December 31, 1995, amounted to $1.4 million.

Item 7. Financial Statements, Pro Forma Financial Information, and Exhibits The following financial statements, pro forma financial information, and exhibits are filed as part of this report.

(a)      Financial statements of the business acquired prepared pursuant to Rule
         3.105 of Regulation SX and provided to The Morgan Group, Inc. by Transit Homes of America, Inc.

         Audited Financial Statements of
         Transit Homes of America, Inc.
         business Report of KPMG Peat Marwick LLP
         certified public accountants....................................  Pg. 5

         Combined balance sheets - September 30, 1996
         and December 31, 1995 ............................................Pg. 6

         Combined statements of operations - nine months ended
         September 30, 1996 and year ended December 31, 1995...............Pg. 7

         Combined statement of stockholders' deficit - nine months
         ended September 30, 1996 and year ended December 31, 1995.........Pg. 8

         Combined statements of cash flows - nine months ended
         September 30, 1996 and year ended December 31, 1995...............Pg. 9

         Notes to combined financial statements .....................Pg. 10 - 15


(b)      Pro Forma Financial Information


         The Morgan Group, Inc. and Transit Homes of America, Inc. pro forma condensed combined financial statements (unaudited)

         Pro Forma condensed combined balance sheet -
         September 30, 1996..........................................Pg. 16 - 17

         Pro Forma condensed statement of operations -
         nine months ended September 30, 1996 and year ended
         December 31, 1995................................................Pg. 18

         Notes to pro forma financial statements.....................Pg. 19 - 20


(c)      Exhibits in  accordance  with the  provisions of Item 601 of Regulation
         S-K

         Exhibit

         (2)-1 Asset Purchase Agreement between The Morgan Group, Inc. and Transit Homes of America, Inc. as of November 19, 1996 (as amended as of December 30, 1996)

         (2)-2 Amendment to Asset Purchase Agreement between The Morgan Group, Inc. and Transit Homes of America, Inc. as of December 29, 1996

         (2)-3 Employment Agreement between Morgan Drive Away, Inc. and Larry Kling as of November 19, 1996

         23       Consent of KPMG Peat Marwick LLP

KPMG PEAT MARWICH LLP [LETTERHEAD]


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Transit Homes of America, Inc.
Cambridge Management Company, Inc.:


We have audited the combined financial statements of Transit Homes of America, Inc. and affiliate as listed in the accompanying index. These combined financial statements are the responsibility of the CompanyOs management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Transit Homes of America, Inc. and affiliate as of September 30, 1996 and December 31, 1995, and the results of their operations and their cash flows for the nine months ended September 30 1996 and the year ended December 31, 1995, in conformity with generally accepted accounting principles.

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the combined financial statements, the Company has a net capital deficiency and its total current liabilities exceed its total current assets. As a result, there is substantial doubt about its ability to continue as a going concern. ManagementOs plans in regard to these matters are also described in note 2. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.




/s/ KPMG Peat Marwick LLP

Seattle, Washington
December 10, 1996

                         TRANSIT HOMES OF AMERICA, INC
                                 AND AFFILIATE

                             Combined Balance Sheets


                                                        September 30,    December 31,
                                                             1996           1995
                                                         -----------      ---------
                       Assets
Current assets:
     Cash and cash equivalents                           $   266,585        165,208
     Notes receivable                                         56,953         74,265
     Trade accounts receivable, less allowance
        for doubtful accounts of
        $52,527 in 1996 and $30,000 in 1995                2,892,355      1,988,415
     Prepaid insurance                                       790,438        655,574
     Other prepaid expenses and current assets               162,780        146,063
                                                         -----------      ---------
          Total current assets                             4,169,111      3,029,525
                                                         -----------      ---------
Property and equipment                                     1,202,688      1,283,628
     Less accumulated depreciation                           399,109        368,202
                                                         -----------      ---------
          Net property and equipment                         803,579        915,426
                                                         -----------      ---------
Other noncurrent assets                                       10,140         55,769
                                                         -----------      ---------
                                                           4,982,830      4,000,720
                                                         ===========      =========

Liabilities and Stockholders' Deficit

Current liabilities:
     Bank overdrafts                                         649,706        365,626
     Line of credit                                        1,581,445      1,353,051
     Current portion of long-term debt                       207,109         95,595
     Trade accounts payable                                  441,843        322,991
     Claims payable                                        2,020,169      2,156,472
     Deposits from line-haul operators, net                  335,613        145,867
     Other accrued liabilities                               199,616        193,328
                                                         -----------      ---------
          Total current liabilities                        5,435,501      4,632,930
                                                         -----------      ---------
Long-term debt, net of current portion                       104,059        173,716
                                                         -----------      ---------
Stockholders' equity (deficit):
     Common stock                                            145,000         145,00
     Treasury stock                                          (50,127)       (50,127)
     Accumulated deficit                                    (651,603)      (900,799)
                                                         -----------      ---------
          Total stockholders' deficit                       (556,730)      (805,926)

Commitments, contingencies and subsequent event
                                                         $ 4,982,830      4,000,720
                                                         ===========      =========


See accompanying notes to combined financial statements.

                         TRANSIT HOMES OF AMERICA, INC
                                 AND AFFILIATE

                       Combined Statements of Operations

                   Nine months ended September 30, 1996 and
                          year ended December 31, 1995


                                               1996            1995
                                          ------------      ----------
Operating revenues                        $ 27,495,279      39,747,370
                                          ------------      ----------
Operating expenses:
     Line-haul costs                        20,381,432      29,599,511
     General and administrative              6,715,740      11,416,227
                                          ------------      ----------
          Total operating expenses          27,097,172      41,015,738
                                          ------------      ----------
          Income (loss) from operations        398,107      (1,268,368)
                                          ------------      ----------
Other income (expense):
     Interest income                            25,358          38,052
     Interest expense                         (209,952)       (284,879)
     Other, net                                 93,010          98,342
                                          ------------      ----------
          Total other expense                  (91,584)       (148,485)
                                          ------------      ----------
          Net income (loss)               $    306,523      (1,416,853)
                                          ------------      ----------

Pro forma (unaudited):
     Net income before income taxes            306,523
     Income tax expense                        147,607
--------------------------------------------------------------------------------
          Net income                      $    158,916
--------------------------------------------------------------------------------


See accompanying notes to combined financial statements.

                         TRANSIT HOMES OF AMERICA, INC
                                 AND AFFILIATE

                  Combined Statements of Stockholders' Deficit

                   Nine months ended September 30, 1996 and
                          year ended December 31, 1995

                                             Common              Treasury         Accumulated
                                             stock                stock             deficit              Total
                                           ----------            --------         -----------         -----------
Balance at December 31, 1994               $  145,000            (50,127)            971,898           1,066,771

Net loss                                           --                 --          (1,416,853)         (1,416,853)

Less distributions to stockholders                 --                 --            (455,844)           (455,844)
                                           ----------------------------------------------------------------------
Balance at December 31, 1995                  145,000            (50,127)           (900,799)           (805,926)

Net income                                         --                 --             306,523             306,523
Less distributions to stockholders                 --                 --             (57,327)            (57,327)
-----------------------------------------------------------------------------------------------------------------
Balance at September 30, 1996                 145,000            (50,127)           (651,603)           (556,730)
-----------------------------------------------------------------------------------------------------------------

See accompanying notes to combined financial statements.

                         TRANSIT HOMES OF AMERICA, INC
                                 AND AFFILIATE

                       Combined Statements of Cash Flows

                   Nine months ended September 30, 1996 and
                          year ended December 31, 1995

                                                                                     1996          1995
                                                                                  ----------     ---------
Cash flows from operating activities:
     Net income (loss)                                                            $  306,523    (1,416,853)
     Adjustments to reconcile net income to net cash provided by
     (used in) operating activities:
          Depreciation and amortization                                              115,669       234,090
          Change in certain assets and liabilities:
               Decrease in notes receivable                                           17,312        38,588
               Decrease (increase) in trade accounts receivable                     (903,940)    1,399,477
               Increase in prepaid insurance                                        (134,863)     (142,069)
               Decrease (increase) in other prepaid expenses and current assets      (16,717)       16,698
               Decrease in other noncurrent assets                                    45,629        36,950
               Increase (decrease) in trade accounts payable                         118,852       (35,516)
               Increase (decrease) in claims payable                                (136,303)    1,254,262
               Increase in deposits from line-haul operators                         189,746        11,019
               Increase (decrease) in other accrued liabilities                        6,287      (152,275)
                                                                                  ----------     ---------
                    Net cash provided by (used in) operating activities             (391,805)    1,244,371
                                                                                  ----------     ---------

Cash used in investing activities - purchase of equipment                             (3,822)     (930,745)
                                                                                  ----------     ---------
Cash flows from financing activities:
     Increase in bank overdrafts                                                     284,080       365,626
     Net borrowings (repayments) under line of credit                                228,394      (813,800)
     Proceeds from long-term debt                                                    386,620       586,938
     Payments of long-term debt                                                     (344,763)     (348,577)
     Distributions to stockholders                                                   (57,327)     (455,844)
                                                                                  ----------     ---------
                    Net cash provided by (used in)
                         financing activities                                        497,004      (665,657)
                                                                                  ----------     ---------
                    Net increase (decrease) in cash
                         and cash equivalents                                        101,377      (352,031)

Cash and cash equivalents at beginning of period                                     165,208       517,239
                                                                                  ----------     ---------
Cash and cash equivalents at end of period                                        $  266,585       165,208
                                                                                  ----------     ---------
Supplemental disclosures of cash flow information - cash paid during the period for:
          Interest                                                                $  209,952       273,277
          Income taxes                                                                12,400        20,000
----------------------------------------------------------------------------------------------------------


See accompanying notes to combined financial statements.

                         TRANSIT HOMES OF AMERICA, INC.
                                  AND AFFILIATE

                     Notes to Combined Financial Statements
--------------------------------------------------------------------------------

(1)      Description of Business and Summary of Significant Accounting Policies

         (a)      Description of Business

                  Transit Homes of America, Inc. (Transit) is a provider of transportation services principally to the domestic manufactured housing industry and to a lesser extent to the travel trailer industry, using personnel provided on a contract basis by Cambridge Management Company, Inc. (Cambridge) and independent contractors who contract directly with Transit (the "Transit Business"). Cambridge, which is under common ownership with Transit, in addition to providing personnel on a contract basis to Transit, is also engaged in other, unrelated business (the "Unrelated Cambridge Businesses"). Company, as used in the combined financial statements, refers to Transit and Cambridge, excluding the Unrelated Cambridge Businesses. Credit is extended to customers in the Company's normal course of business.

         (b)      Principles of Combination

                  The combined financial statements include the operations of Transit and the financial position, results of operations, and cash flows of Cambridge except for the Unrelated Cambridge Businesses. All significant intercompany balances and transactions have been eliminated in the combination.

         (c)      Cash Equivalents

                  The Company considers all liquid investments with original maturities of 90 days or less to be cash equivalents.

         (d)      Revenue Recognition

                  The Company is principally involved in providing transportation of mobile homes and utilizes independent owner-operators as its principal source of drivers and transportation equipment. The owner-operator costs are contracted before the shipment is made and are based on a fixed percentage of the total revenue to be received from the shipment. Both the revenue from the customer and the owner-operator transportation costs are recognized at the time of delivery.

                  The Company requires security deposits from its line-haul owner-operators. Advances are made to owner-operators to defray certain of their initial transportation costs and are deducted from the final contract payment due at the time of delivery. The net of these items is recorded as deposits from line-haul operators as the Company has the right to offset the two items.


                                                                     (Continued)

                         TRANSIT HOMES OF AMERICA, INC.
                                  AND AFFILIATE

                     Notes to Combined Financial Statements

--------------------------------------------------------------------------------

         (e)      Property and Equipment

                  Property and equipment are recorded at cost. Major additions and betterments are capitalized while minor replacements, maintenance and repairs, which do not increase the useful life of the property and equipment, are expensed as incurred.

                  Depreciation   on   equipment   is   calculated    using   the
                  straight-line method over the estimated useful lives of the assets which range from five to ten years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset.

         (f)      Pro Forma Income Taxes

                  Effective April 1, 1988, the Company and its stockholders elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. As such, the taxable income or losses of the Company are included in the individual tax returns of the stockholders in periods subsequent to April 1, 1988.

                  Pro forma income taxes have been recorded as of and for the nine months ended September 30, 1996 based on the estimated income taxes that the Company would have provided for on a separate-company basis in accordance with Statement of Accounting Standards No. 109, Accounting for Income Taxes. Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         (g)      Use of Estimates

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         (h)      Advertising Costs

                  Advertising costs are expensed when incurred. Advertising expense was $28,596 in 1996 and $68,050 in 1995.





                                                                     (Continued)

                         TRANSIT HOMES OF AMERICA, INC.
                                  AND AFFILIATE

                     Notes to Combined Financial Statements

--------------------------------------------------------------------------------

(2)      Liquidity

         The Company has a combined net stockholders' deficit and its total current liabilities exceed its total current assets at September 30, 1996 and December 31, 1995. Additionally as noted at note 4, the Company was in violation of a covenant under its line of credit agreement at September 30, 1996.

         The Company's ability to continue as a going concern is dependent upon its success in obtaining additional financing and, ultimately, achieving profitable operations and positive operating cash flows. As described in note 13, subsequent to September 30, 1996, the Company entered into an agreement to sell substantially all of its assets and certain liabilities. The accompanying combined financial statements have been prepared on the basis that the Company will be able to continue in existence as a going concern. These statements do not include any adjustments that might result from the outcome of this uncertainty.

(3)      Property and Equipment

         Property and equipment consists of the following:


                                            September 30,          December 31,
                                                1996                  1995
                                            -----------------------------------
         Equipment                              557,269              639,936
         Furniture and fixtures                 213,078              245,786
         Computer equipment                     233,972              229,569
         Leasehold improvements                 198,369              168,337
                                             ----------            ---------
                                             $1,202,688            1,283,628
                                             ==========            =========


(4)      Line of Credit

         Through an agreement which expires March 25, 1997 with a finance organization, the Company has credit available to the lesser of $5,000,000, or 85% of qualifying trade accounts receivable, or 90% of qualifying trade accounts receivable for a period of no longer than 30 consecutive days. Borrowings under the line of credit are collateralized by the Company's trade accounts receivable, and personally guaranteed by the Company's stockholders. The interest rate on the line of credit is prime plus 5% (13.25% at September 30, 1996). At September 30, 1996, the Company was not in compliance with certain financial covenants under terms of the line of credit agreement. No action has been taken by the lender, however, future borrowings under the line of credit could be restricted or denied at the lender's discretion.


                                                                     (Continued)

                         TRANSIT HOMES OF AMERICA, INC.
                                  AND AFFILIATE

                     Notes to Combined Financial Statements

--------------------------------------------------------------------------------


(5)      Long-Term Debt

         Long-term debt consists of the following:

                                                       September 30,    December 31,
                                                            1996            1995
                                                       -------------    ------------
Notes payable to outside  parties,
     collateralized  by property and equipment,
     average  interest rate of  approximately 12%,
     principal due in monthly installments over
     the next four years                                  $185,330        257,114
Unsecured notes payable to outside party, interest at
     approximately 7.6%, due within 12 months              125,838         12,197
                                                          --------        -------
          Total long-term debt                             311,168        269,311

Less current portion                                       207,109         95,595
                                                          --------        -------
          Long-term debt, excluding current portion       $104,059        173,716
                                                          ========        =======



   Schedule of payments of long-term debt for the years ending September 30 are as follows:

                            1997                    $207,109
                            1998                      46,898
                            1999                      27,859
                            2000                      29,302
                                                    --------
                                                    $311,168
                                                    ========


         (6)        Stockholders' Equity

   Common stock consists of the following:

                                                           Issued and
                     Par value        Authorized          outstanding
                     per share          shares               shares
                     ---------          ------            ------------
Transit                  $1             200,000              87,000
Cambridge                $1                 500                 500


         On March 31, 1992, Transit purchased 58,000 shares of treasury stock from its minority stockholders in exchange for cash and noncash consideration totaling $50,127. There were 87,000 shares issued and outstanding following this transaction.





                                                                     (Continued)

                         TRANSIT HOMES OF AMERICA, INC.
                                  AND AFFILIATE

                     Notes to Combined Financial Statements
--------------------------------------------------------------------------------

(7)      Pro Forma Income Tax Expense

         Pro forma income tax expense for the nine months ended September 30, 1996 is as follows:

         Federal - current                                      $125,466
         State - current                                          22,141
                                                                --------
                                                                $147,607
                                                                ========


   The pro forma income tax expense in the combined financial statements differs from the amount of income tax determined by applying the applicable U.S. statutory Federal income tax rate to pretax income as follows:

   Expected income tax expense at U.S. statutory rates          $104,218
   State income taxes, net of Federal income tax benefit          14,613
   Other, net                                                     28,776
                                                                --------
                                                                $147,607
                                                                ========

   The tax effects of significant temporary differences which comprise deferred tax assets and liabilities at September 30, 1996 is as follows:


     Deferred tax assets - claims payable                       $694,233
          Less valuation allowance                               598,049
                                                                --------
               Net deferred tax assets                            96,184

     Deferred tax liabilities - equipment                         96,184
                                                                 -------
                                                                 $   ---
                                                                 =======


         The valuation allowance at December 31, 1995 was $601,281.

(8)      Related Party Transactions

         The Company occupies administrative offices and terminals leased from its stockholders under noncancelable operating leases expiring over the next four years. During the nine months ended September 30, 1996 and the year ended December 31, 1995, the Company paid approximately
         $125,000 and $127,000, respectively, in rent to its stockholders. Future annual minimum lease payments are approximately $170,000, $155,000, $93,000 and $57,000 for the years ending September 30, 1997,
         1998, 1999 and 2000, respectively.




                                                                     (Continued)

                         TRANSIT HOMES OF AMERICA, INC.
                                  AND AFFILIATE

                     Notes to Combined Financial Statements






(9)      Claims Payable

         The Company is routinely involved in a number of legal proceedings and claims that cover a wide range of matters, including traffic accidents. An estimate is recorded using the information available at the respective reporting date for costs to be incurred relating to these claims. The total amount of claims payable that the Company will ultimately pay could differ materially in the near term from the amounts assumed in arriving at the estimated claims payable for the respective reporting dates. In the opinion of management, the outcome of these matters is not expected to have any material adverse effect on the combined financial position or results of operations of the Company.

(10)     Fair Value of Financial Instruments

         The Company's financial instruments include cash and cash equivalents, receivables, payables and bank debt. The Company believes that the fair value of these financial instruments approximates their carrying amounts based on current market indicators, such as prevailing market rates.

(11)     Significant Customers

         Two customers accounted for approximately 30% and 11% of operating revenues for the nine months ended September 30, 1996. One of these customers also accounted for approximately 21% of operating revenues for the year ended December 31, 1995.

(12)     Defined Contribution Plan

         Cambridge sponsors a defined contribution 401(k) plan covering substantially all personnel of Cambridge after they meet certain length of employment requirements. Employees may contribute up to 10% of their salary. Cambridge will match 50% of the employee's contribution up to 2% of their salary. Cambridge contributed approximately $21,718 and $30,736 to the plan for 1996 and 1995, respectively.

(13)     Subsequent Event

         An asset purchase agreement between Transit, Cambridge and Morgan Drive Away, Inc. (Morgan) was signed on November 18, 1996, whereby substantially all of the assets and certain liabilities of the Company will be acquired by Morgan in exchange for cash and a note receivable.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


         The Unaudited Pro Forma condensed Combined Balance Sheet is presented to give effect to the acquisition of Transit Homes of America, Inc. as if it had occurred on September 30, 1996 and combines the balance sheet of The Morgan Group, Inc. with that of Transit Homes of America, Inc. as of September 30, 1996. The Unaudited Pro Forma Condensed Combined Statements of Operations assume the transaction occurred at the beginning of the fiscal year ended December 31, 1996 and combines the statements of operations of The Morgan Group, Inc. for the year ended December 31, 1996 and the nine months ended September 30, 1996 with the statements of operations of Transit Homes of America, Inc. for the year ended December 31, 1995 and the nine months ended September 30, 1996. The pro forma information is based upon historical financial statement of Transit Homes of America, Inc. and The Morgan Group, Inc. after giving effect to the proposed transaction using the purchase method of accounting and assumptions and adjustments in the accompanying notes to the pro forma financial statements.

         The pro forma statements have been prepared by The Morgan Group, Inc. based upon the financial statements of Transit Homes of America, Inc. (filed with this report under Item 7a) which have been provided by Transit Homes of America, Inc.'s management. These pro forma statements may not be indicative of the results that would have actually occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the audited financial statements and notes of Transit Homes of America, Inc. and the audited financial statements of The Morgan Group, Inc.

                             THE MORGAN GROUP, INC.
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                   (UNAUDITED)
                                 (In Thousands)

                                                                                                                         Sept. 30,
                                                   Sept. 30                  Sept. 30,     Sept. 30,                       1996
                                                     1996                      1996          1996                       Condensed
                                                    Transit     Transit      Transit Adj.    Morgan                      Combined
                                                    Balance     Excluded       Balance      Balance    Proforma           Balance
                                                     Sheet       Assets         Sheet        Sheet    Adjustmens           Sheet
                                                     -----       ------         -----        -----    ----------           -----
Assets
Current Assets:
   Cash and cash equivalents                           $267       ($267)          ---        $3,126     ($1,592)   2/       $1,534
   Trade accounts receivable, less allowance          2,892      (2,892)          ---        13,109         ---            $13,109
       for doubtful accounts of $44,000 in 1996
      and $102,000 in 1995
   Accounts receivable, other                            57         (57)          ---           388         ---               $388
   Prepaid expenses and other current assets            953        (853)          100         2,860         ---             $2,960
   Deferred income taxes                                ---         ---           ---           586         ---               $586
                                                      -----       -----         -----           ---       -----               ----

Total current assets                                  4,169       4,069           100        20,069      (1,592)           $18,577
Property and equipment, net                             804          50           754         6,575       ($504)   1/       $6,825
Intangible assets, net                                  ---         ---           ---         5,001                         $5,001
Intangible assets, Transit                                         $364         ($364)                     $442    1/       $4,488
                                                                                                         $4,410    2/
Other assets                                             10          10           ---           607         ---               $607
                                                      -----       -----         -----           ---       -----               ----
Total assets                                         $4,983      $4,493          $490       $32,252      $2,756            $35,498
                                                     ======      ======          ====       =======      ======            =======

See notes to unaudited pro forma condensed financial statements.

                             THE MORGAN GROUP, INC.
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                   (UNAUDITED)
                                 (In Thousands)

                                                                                                                         Sept. 30,
                                                   Sept. 30                  Sept. 30,     Sept. 30,                       1996
                                                     1996                      1996          1996                       Condensed
                                                    Transit     Transit      Transit Adj.    Morgan                      Combined
                                                    Balance     Excluded       Balance      Balance    Proforma           Balance
                                                     Sheet       Assets         Sheet        Sheet    Adjustmens           Sheet
                                                     -----       ------         -----        -----    ----------           -----
Liabilities and Stockholders' Equity
Current Liabilities:
   Note payable to bank                              $1,581     ($1,581)        ---         $2,500                       $2,500
   Trade accounts payable                             1,092     ($1,092)        ---          2,622        $160  2/       $2,782
   Accrued liabilities                                  200       ($200)        ---          1,691        $900  2/       $2,591
   Accrued driver pay                                   ---         ---         ---            228                         $228
   Accrued claims payable                             2,020     ($2,020)        ---          4,169        $600  2/       $4,769
   Refundable deposits                                  336         ---         336          1,768        ($62) 1/       $2,042
   Current portion of long-term debt                    207       ($157)         50            784        $411  2/       $1,245
                                                     ------     -------        ----        -------      ------          -------
Total current liabilities                             5,436     ($5,050)        386         13,762      $2,009          $16,157

Long-term debt, less current portion                    104         ---         104          1,703        $747  2/       $2,554
Deferred income taxes                                                                          622                         $622
Commitments and contingencies                                                                  ---                          ---

Shareholders' equity
   Common stock, Transit                                145       ($145)

   Common stock, $.015 par value
   Class A:
   Authorized shares - 7,500,000
   Issued and outstanding shares -
   1,489,010 and 1,449,554                                                                      23                          $23

   Class B:
   Authorized shares - 2,500,000
   Issued and outstanding shares - 1,200,000                                                    18                          $18

   Additional paid-in capital                                                               12,441                      $12,441
Retained earnings                                      (652)        652         ---          5,160         ---           $5,160
                                                     ------     -------        ----        -------      ------          -------
                                                       (507)       $507          (0)       $17,642                      $17,642

Less
   - treasury stock, 116,543 shares, at cost            (50)         50         ---          ($973)                       ($973)
      - loan to officer for purchase of stock           ---         ---         ---          ($504)        ---            ($504)
                                                     ------     -------        ----        -------      ------          -------

Total shareholders' equity                             (557)       $557          (0)       $16,165         ---          $16,165
                                                     ------     -------        ----        -------      ------          -------

Total liabilities and shareholders' equity           $4,983     ($4,493)       $490        $32,252      $2,756          $35,498
                                                     ======     ========       ====        =======      ======          =======

See notes to unaudited pro forma condensed financial statements.

                             THE MORGAN GROUP, INC.
              PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                                   (UNAUDITED)
                                 (in thousands)

                                                                                                Pro Forma
                                                       Transit               Morgan           Adjustments           Consolidated
                                                       -------               ------           -----------           ------------
Operating Revenues:
   Manufactured housing outsourcing                   $17,601                $55,525                                    $73,126
   Specialized transport                                1,891                 20,991                                    $22,882
   Driver outsourcing                                     ---                 17,978                                    $17,978
   Other service revenues                               8,003                  8,015               $5,250  4/           $10,768
                                                       ------                -------                -----               -------
Total operating revenues                               27,495                102,509                5,250               124,754

Costs and Expenses:
   Operating costs                                     20,381                 93,826                ($500) 3/          $113,657
                                                                                                  ($5,250) 4/
                                                                                                   $5,200  4/

   Depreciation and amoritzation                            0                  1,095                 $105  3/            $1,321
                                                                                                     $121  4/

   Selling, general and administrative                  6,623                  6,170                ($219) 3/            $7,253
                                                                                                    ($121) 4/
                                                                                                  ($5,200) 4/
                                                       ------                -------                -----               -------

   Operating income                                       491                  1,418                 $614                $2,523

   Net interest income (expense)                        ($185)                 ($280)                 $79                 ($386)
                                                       ------                -------                -----               -------
Income before income taxes                                306                  1,138                 $693                 2,137

Income taxes                                               $0                   $217                 $380                  $537
                                                       ------                -------                -----               -------
Net Income                                               $306                   $921                 $373                $1,600
                                                       ======                =======                =====               =======
Net Income per share:
   Primary                                                                     $0.34                                      $0.60

   Fully diluated                                                              $0.34                                      $0.60

Average number of common shares and
   common stock equivalents                                                2,682,837                                  2,682,837
                                                                           =========                                  =========

See notes to unaudited pro forma condensed financial statements.

                             THE MORGAN GROUP, INC.
              PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                                   (UNAUDITED)
                                 (In Thousands)

                                                                                                Pro Forma
                                                       Transit               Morgan           Adjustments           Consolidated
                                                       -------               ------           -----------           ------------
Operating Revenues:
   Manufactured housing outsourcing                    $25,108               $63,353                                    $88,461
   Specialized transport                                 2,500                29,494                                    $31,994
   Driver outsourcing                                        0                19,842                                    $19,842
   Other service revenues                               12,139                 9,614               8425   4/            $13,328
                                                       -------                ------             ------                  ------
Total operating revenues                                39,747               122,303              8,425                 153,625

Costs and Expenses:
   Operating costs                                      29,599               110,408            ($1,000)  3/           $139,766
                                                                                                ($8,425)  4/
                                                                                                 $9,162   4/

   Depreciation and amoritzation                             0                 1,264               $140   3/             $1,560
                                                                                                   $156   4/

   Selling, general and administrative                  11,318                 7,260              ($520)  3/             $8,740
                                                                                                  ($156)  4/
                                                                                                ($9,162)  4/
                                                       -------                ------             ------                  ------
   Operating income                                     (1,170)                3,371             $1,380                  $3,581

   Net interest income (expense)                         ($247)                 ($87)               $85                   ($249)
                                                         ------                 -----               ---                   ------

Income before income taxes                              (1,417)                3,284             $1,465                  $3,332

Income taxes                                                $0                $1,015             $  100                  $1,115
                                                       -------                ------             ------                  ------
Net Income                                             ($1,417)               $2,269             $1,345                  $2,217
less Preferred Dividends                                                        $221                                       $221
                                                       -------                ------             ------                  ------
Net Income applicable to Common Stock                  ($1,417)               $2,048             $1,145                  $1,996
                                                       =======                ======             ======                  ======

Net Income per share:
   Primary                                                                      $0.80                                     $0.77

   Fully diluated                                                               $0.80                                     $0.77

Average number of common shares and
   common stock equivalents                                                 2,557,516                                 2,682,837
                                                                            =========                                 =========

See notes to the unaudited pro forma condensed financial statements.

            The Morgan Group, Inc. and Transit Homes of America, Inc.
                   Notes to Pro Forma Statement of Operations
                                   (Unaudited)
                                 (In Thousands)

Note 1 The following pro forma adjustments are made to reflect estimated fair value of assets purchased and liabilities assumed as of September 30, 1996.

         Decrease in the fair market value of fixed assets             $ (504)
         Decrease in the refundable deposits assumed                       62
                                                                     --------
         Investment in Transit                                         $  442
                                                                     ========

Note 2 The following pro forma adjustments reflect The Morgan Group, Inc.'s purchase of Transit Homes of America, Inc.'s business.

     Cash                                                              $1,592
     Current portion of long-term debt                                    411
     Long-term debt                                                       747
     Acquisition related payables                                         160
     Unfavorable contracts                                                800
     Cost of closing duplicative facilities                               200
                                                                       ------
                                                                       $3,910
                                                                       ======

Note 3 The following adjustments are incorporated in the pro forma condensed combined statements of operations (in thousands):


                                                           Year           Nine Months
                                                           Ended             Ended
                                                          Dec. 31,          Sept. 30,
                                                            1995              1996
                                                          --------        ------------
                                                             Increase/(Decrease)
                                                                  in Income
Operating Cost Adjustments
     Reduced insurance premium costs                        $ 400             $ 300

     Amortization unfavorable contracts                       600               200
                                                            -----             -----

                                                           $1,000             $ 500
                                                            =====             =====
General & Administrative Adjustments
     Elimination of owner's board of directors
     fees, life insurance policies, personal truck
     payments, and other miscellaneous expenses             $ 120             $  90

     Elimination of Transit's consulting costs
     associated with the sale of the company                  ---                54

     Elimination of duplicative overhead expenses             400               300

     Incentive compensation to seller based upon
     profitability                                            ---              (225)
                                                            -----             -----
                                                            $ 520             $ 219
                                                            =====             =====
Depreciation & Amortization - Purchase Price
     Adjustments
     Amortization over 20 years                             ($200)            ($150)

     Decrease in depreciation expense due to
     evaluating assets at fair market value                    60                45
                                                            -----             -----
                                                            ($140)            ($105)
                                                            =====             =====
Interest Expense Adjustments
     Elimination of interest expense related to
     Transit's line of credit charged at prime plus 5       $ 285             $ 210

     Additional interest expense at prime 8.25
     (as of September 30, 1996) based upon
     closing payment of $1.6 million                         (137)             (100)

     Interest expense on seller's note                        (63)              (31)
                                                            -----             -----
                                                            $  85             $  79
                                                            =====             =====
     Income Tax Adjustment                                  $(100)            ($320)
                                                            =====             =====

Note 4 To adjust and reclassify revenues and cost so pro forma financials are reported on a basis consistent with Morgan (in thousands):

                                                                Year                    Nine Months
                                                                Ended                     Ended
                                                                Dec. 31,                 Sept. 30,
                                                                 1995                      1996
                                                              ------------              ----------

Reduce revenue and operating costs for billing which
should be netted into operating costs                            $8,425                    $5,250

Increase operating cost and reduce general and
administrative expense for cost, Morgan classifies
as operating expenses                                             9,162                     5,200

Reclass Transit depreciation expense from general
and administrative cost                                             156                       121



Note 5 The Employment Agreement entered into between Morgan Drive Away, Inc. and Larry Kling provides for incentive payments up to $400,000; $300,000; $200,000 in year 1997, 1998, and 1999, and $100,000 in year
         2000 and 2001. The incentive payments are based upon achieving certain profit levels in the Company's Manufactured Housing Group. No incentive compensation was recorded in 1995 due to Transit's losses. Incentive compensation for the nine months ended September 30, 1996 was recorded at three-fourths(3/4) of the maximum year two payout of $300,000.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                   THE MORGAN GROUP, INC.


January 14, 1997                                   By: /s/ Richard B. DeBoer
                                                       -------------------------
                                                       Richard B. DeBoer
                                                         Chief Financial Officer